Exhibit 10.111

                                                          Corporate Headquarters
                                        10 Alvin Court, East Brunswick, NJ 08816
                                             (732) 254-0606 o Fax (732) 254-1710

                          1811 Sardis Road North, Suite 207, Charlotte, NC 28270
                                             (74) 849--7660 o Fax (704) 849-7662

                                      2799 Marsh Wren Circle, Longwood, FL 32799
                                             (407) 333-9501 o Fax (407) 333-9522
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June 8, 1998

Mr. David M. Sucniak
1145 Hambiltonian Way
York, PA  17404

Dear Mr. Suchniak:

This letter contains the terms and conditions of your Offer of Employment with our Company. A more detailed Employment Agreement (Contract) will follow shortly. However, we felt it important to document the information contained herein as quickly as possible.

Your initial employment, beginning July 1, 1998, will be as Chief Financial Officer/Senior Vice President of Agro Power Development, Inc. You will report directly to the Chief Executive Officer of APD, Inc. As soon as the proposed merger between APD, Inc. and EcoScience Corporation is complete, expected in the third quarter of this year, you will be come CFO/VP of the new public company and report directly to the CEO of that company.

Your duties and responsibilities in these positions will be consistent with the duties and responsibilities normally assigned to a CFO of a publicly held company. These will include, but may not be limited to oversight and management of the Accounting Department(s), management of all corporate finance matters, oversight and management of the Treasury function, oversight and management of the Management Information Systems functions and management of all required SEC filings and reports. In sum, you will have accountability for all company fiscal matters. Specific goals and targets for achievement will be mutually determined by you and the CEO within ninety (90) days of your initial employment with us.

You agree that you will not engage in consulting work or any other type of business for your own benefit with other companies nor will you agree to serve on any company's Board of Directors without the explicit approval of the CEO.

Your starting salary will be $160,000.00/year. This will be increased to $170,000.00/year on January 1, 1999 or after six (6) months of continuous service with our company, whichever occurs first. In addition, we will provide you a monthly Vehicle Allowance in the amount of $500.00; this will be increased to $600.00/month on January 1, 1999 or after six (6) months of continuous service, whichever comes first. Finally, we will pay you a Signing Bonus of $10,000.00 within fifteen (15) days of your employment commencement date.

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                                                                          Page 2

You will be eligible to receive an Incentive Bonus beginning in fiscal (calendar) year 1999. The amount of this annual bonus will be based on quantitative and qualitative objectives to be established by you and the CEO. The target threshold for this bonus plan will be 25% of your base salary. Additionally, we will create an Incentive Stock Option Plan for Executives which we expect to be in place by January 1, 1999. The actual amount of options granted, and their price, will be determined by the CEO and the Board of Directors and will be commensurate with your position in the company.

Effective January 1, 1999 you will be eligible for fifteen (15) days of paid vacation per year. You will be eligible for eight (8) days of paid vacation for the remainder of 1998.

You will be eligible to participate in our various Benefit Plans immediately upon your commencement of employment. The company pays the major portion of the premiums for you and your dependents for both our Medical and Dental Plans. Your approximately costs would be $311.00/month for medical coverage and $30.00/month for dental coverage. The plans are voluntary. Should you choose to participate the payments are made through pre-tax payroll deductions. Additional details regarding this coverage, including enrollment forms, will be sent to you under separate cover.

Also, the company will provide, at no cost to you, Life Insurance. The benefit of this insurance is equal to one times (1X) your annual salary. In addition you will be covered, again at no coast to you, under our Accidental Death and Dismemberment Policy.

The Company sponsors a 401(k) plan which is managed by Franklin-Templeton Funds. Currently the company does not contribute to this plan; however, we encourage all eligible employees to participate. Enrollment in the 401(k) plan is open the first day of each calendar quarter, i.e. July 1, Oct. 1, etc.

In your position you will be expected to develop an Expense Budget primarily covering travel and entertainment expenses. These expenses are reimbursed through our normal Expense Reporting Process and generally require the submission of relevant receipts.

It is recognized that you will have to relocate your residence in order to accept this position. In consideration of this the company will reimburse you the following expenses regarding your relocation:

     - All fees associated with selling your current home, including any real estate fee you must pay (to a maximum of 6% of the selling price of your home)

     - Costs associated with the purchase of a new home including attorney or bank fees, inspections, etc...(Not to include the cost of "mortgage points.")

     - Any costs associated with moving your household goods from your old residence to your new home.

     - The cost of a "house hunting" trip for you and your family in order for you to find a new home. This trip should not exceed one week and we will reimburse expenses such as lodging, meals, etc.

     - The company will reimburse you any expenses you incur as a result of tax liabilities related to relocation payments. This reimbursement may take the form of "grossup" payments to cover your tax costs or may be covered through the utilization of a third-party relocation company.

Should you require a temporary living arrangement prior to actually moving into your new residence we will pay you at the rate of $125.00/day to cover the costs of this temporary arrangement. This is intended to cover the costs of lodging, food, rental automobile and any other miscellaneous expenses you might have. This Interim Living provision is in effect until October 1, 1998 or sooner, should you finalize your relocation prior to that date.

As noted above we will have a Stock Option Plan in place shortly. Should you be terminated by the company prior to the implementation of that plan, and your vesting within the plan, and without cause, the company agrees to pay you a separation allowance equal to twelve (12) month's base pay. This provision becomes null and void after the Stock Option Plan has been put in place.

A more detailed Employment Agreement will be provided shortly. If, based on the information in this letter, you wish to accept this position please indicate by signing below, as noted, and returning a copy of this letter as soon as possible.

We are eager to have you on the team! If you have any questions please call.

Best regards,

Michael A. DeGiglio                       Gerald M. Lewis
CEO                                       Human Resources VP

I accept the position of CFO/VP based on the contents of this letter.



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David M. Suchniak                                    Date